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                                                                    Exhibit 21.1


SUBSIDIARIES OF ABRAXAS

Abraxas Petroleum Corporation, a Nevada corporation ("Abraxas")

Grey Wolf Exploration Inc., an Alberta corporation and wholly owned subsidiary of Abraxas

Western Associated Energy Corporation, a Texas corporation and wholly owned subsidiary of Abraxas

Sandia Oil & Gas Corporation, a Texas corporation and wholly owned subsidiary of Abraxas

Sandia Operating Corp., a Texas corporation and wholly owned subsidiary of Abraxas

Eastside Coal Company, Inc, a Texas corporation and wholly owned subsidiary of Abraxas

Wamsutter Holding, Inc., Corporation, a Wyoming corporation and wholly owned subsidiary of Abraxas